UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☑	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to §240.14a-12

TECHNICAL COMMUNICATIONS CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-(6)(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, schedule or registration statement no.:

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TECHNICAL COMMUNICATIONS CORPORATION

Notice of Annual Meeting of Stockholders

To Be Held February 11, 2013

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders (the “Meeting”) of Technical Communications Corporation, a Massachusetts corporation (the “Company”), will be held at the offices of the Company, 100 Domino Drive, Concord, Massachusetts 01742, at 10:00 a.m. (local time) on Monday, February 11, 2013, to:

1.	Elect one Class I Director to serve on the Board of Directors for a term of three years expiring at the 2016 Annual Meeting of Stockholders;

2.	Hold a stockholder advisory vote on the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Meeting;

3.	Ratify the appointment of McGladrey, LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 28, 2013; and

4.	Consider and act upon such other business and matters as may properly come before the Meeting or any adjournments thereof.

The Board of Directors knows of no other matters to be presented at the Meeting. Only stockholders of record of the Company at the close of business on December 21, 2012 are entitled to notice of and to vote at the Meeting or any adjournments thereof.

All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend the Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience. If you return your proxy, you may nevertheless attend the Meeting and vote your shares in person.

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended September 29, 2012, which contains financial statements and other information of interest to stockholders, accompanies this Notice and the attached Proxy Statement.

                             By Order of the Board of Directors,

                             David A. White, Secretary

Concord, Massachusetts

January 11, 2013

It is important that your shares be represented at the Meeting. Whether or not you plan to attend the Meeting, please promptly complete, sign, date and mail the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Shareholder Meeting to be Held on February 11, 2013

This Proxy Statement and related materials are available at the Company’s website at www.tccsecure.com/investors.

This Proxy Statement relates to the Company’s 2013 Annual Meeting of Stockholders to be held on February 11, 2013 at 10:00 a.m. (local time) at the Company’s offices located at 100 Domino Drive, Concord, Massachusetts 01742.

The matters to be voted upon at such meeting are:

(1)	the election of one Class I Director to serve on the Board of Directors for a term of three years expiring at the 2016 Annual Meeting of Stockholders;

(2)	a stockholder advisory vote on the compensation of the Company’s named executive officers as disclosed in the proxy statement for the meeting; and

(3)	the ratification of McGladrey, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2013.

Stockholders will also consider and act upon such other business and matters as may properly come before such meeting or any adjournments thereof.

Only stockholders of record at the close of business on December 21, 2012 are entitled to notice of and to vote at the meeting and any adjournments thereof.

Materials that will be available electronically at the website identified above include:

•	the Notice of Annual Meeting of Stockholders;

•	the Proxy Statement for the meeting;

•	the form of proxy card; and

•	the Company’s Annual Report to Stockholders for the fiscal year ended September 29, 2012.

If you wish to attend the meeting in person and need directions, please contact TCC Investor Relations at (978) 287-5100. Instructions on how to complete, sign, date and return the proxy card are provided on the card, as well as a stockholder’s control/identification number(s).

TECHNICAL COMMUNICATIONS CORPORATION

100 Domino Drive

Concord, MA 01742

PROXY STATEMENT

for the

2013 Annual Meeting of Stockholders

February 11, 2013

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Technical Communications Corporation, a Massachusetts corporation (“TCC” or the “Company”), for use at the Company’s 2013 Annual Meeting of Stockholders and any adjournments thereof (the “Meeting”), to be held at the offices of the Company, 100 Domino Drive, Concord, Massachusetts 01742, at 10:00 a.m. (local time) on Monday, February 11, 2013.

It is expected that the Notice of Meeting, this Proxy Statement and the accompanying proxy card, and an Annual Report to Stockholders for the fiscal year ended September 29, 2012 containing financial statements and other information of interest to stockholders, will be mailed to stockholders on or about January 11, 2013.

Record Date and Outstanding Shares

Only record holders of shares of the Company’s Common Stock, par value $0.10 per share, as of the close of business on December 21, 2012 (the “Record Date”) are entitled to notice of and to vote at the Meeting.

As of the Record Date, there were 1,838,716 shares of the Company’s Common Stock outstanding and entitled to vote. The shares of Common Stock are the only voting securities of the Company. Stockholders are entitled to cast one vote for each share held of record.

Proxies

If the enclosed proxy card is properly marked, signed, and returned in time to be voted at the Meeting, and is not subsequently revoked, the shares represented will be voted in accordance with the instructions marked thereon. SIGNED PROXIES RETURNED TO THE COMPANY AND NOT MARKED TO THE CONTRARY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. Thus, proxies not marked to the contrary will be voted:

•	in favor of the nominee for election to the Board,

•	in favor of the compensation of our named executive officers as disclosed in this Proxy Statement, and

•	in favor of ratification of the Company’s independent registered public accounting firm.

Any stockholder may revoke a proxy at any time prior to its exercise by signing and delivering a later-dated proxy or a written notice of revocation to the Secretary of the Company. Stockholders attending the Meeting may also revoke their proxies by voting in person at the Meeting. Attendance at the Meeting will not itself be deemed to revoke a proxy unless a stockholder gives affirmative notice at the Meeting that such stockholder intends to revoke the proxy and vote in person.

Quorum and Approval

The presence in person or by proxy of the holders of a majority in interest of the shares of Common Stock issued and outstanding on the Record Date and entitled to vote is required to constitute a quorum at the Meeting. The stockholders entitled to vote that are present in person or by proxy at the Meeting may adjourn the Meeting without additional notice unless a new record date is or must be fixed. At any adjourned Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Meeting as originally scheduled.

Abstentions and broker non-votes will count is determining whether a quorum is present at the Meeting and any adjourned Meeting. A broker non-vote occurs if the broker or other nominee who holds shares represented by a proxy has not received instructions with respect to a particular proposal and does not have discretionary authority with respect to such proposal. As a result of rule changes, brokers no longer have discretionary authority to vote for directors, including in uncontested elections. Moreover, rules adopted by the Securities and Exchange Commission in 2011 in response to the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding “say on pay” and “say when on pay” proposals prohibit brokers from voting uninstructed shares on these matters.

The affirmative vote of a plurality of the votes cast at the Meeting by the shares entitled to vote thereon is required to elect a director. Abstentions, broker non-votes and votes withheld will not be included in the totals for director elections, and will have no effect on the outcome of the vote.

The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter shall be required for the stockholder advisory vote on the compensation of the Company’s named executive officers as disclosed in the Compensation section (including the tables therein) of this Proxy Statement. Abstentions and broker non-votes will not be included in the totals for the proposal, and will have no effect on the outcome of the vote.

The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required for the ratification of the selection of the independent registered public accounting firm. Abstentions and broker non-votes will not be included in the totals for the proposal, and will have no effect on the outcome of the vote.

Other Matters

The Board of Directors knows of no matters to be presented for consideration at the Meeting other than as set forth in this Proxy Statement. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Company will be voted with respect thereto in accordance with the judgment of the persons named as proxies.

No director, executive officer or nominee for director, nor any associate of any of the foregoing, has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Meeting.

PROPOSAL I. ELECTION OF DIRECTORS

The business corporation statute of Massachusetts requires, unless a company opts out, that the terms of directors of public companies be staggered by dividing the number of directors into three groups, as nearly equal in number as possible, with the number of directors subject to such requirement being fixed by a vote of the board. The Company’s Board of Directors currently consists of four directors. Pursuant to the statute and the Company’s By-laws, the members of the Company’s Board of Directors are divided into three classes, designated Class I, Class II and Class III, each serving staggered three-year terms. The term of the Class I Director expires at the Meeting; the term of the Class II Director expires at the 2014 Annual Meeting of Stockholders; and the term of the Class III Directors expires at the 2015 Annual Meeting of Stockholders.

Directors elected by the stockholders at an annual meeting to succeed those whose terms expire are of the same class as the directors they succeed and are elected for a term to expire at the third annual meeting of stockholders after their election and until their successors are duly elected and qualified. Vacancies on the Board, including a vacancy resulting from an enlargement of the Board of Directors, shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Any director so elected holds office for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created and until the director’s successor shall have been elected and qualified.

Nominee for Director

One director is to be elected at the Meeting as the Class I director. The Board of Directors, as recommended by its Compensation, Nominating and Governance Committee, has nominated Mitchell B. Briskin for election as the Company’s Class I Director. Mr. Briskin is currently and has been a director of the Company since 1998 and has consented to being named in this Proxy Statement and to serve if elected. If elected, the nominee will hold office until the 2016 Annual Meeting of Stockholders and until his successor is duly elected and qualified. The Board of Directors knows of no reason why such nominee should be unable or unwilling to serve, but, if such should be the case, proxies may be voted for the election of some other person or persons or for fixing the number of directors at a lesser number.

The affirmative vote of a plurality of the votes cast at the Meeting by the shares entitled to vote thereon is required to elect a director. Thus, abstentions, broker non-votes and votes withheld will not be included in the totals and will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF THE NOMINEE.

Members of the Board of Directors, Nominees and Executive Officers

The following table sets forth the name and address of each director, nominee and executive officer of the Company, the year each current director first became a director, and the age and positions currently held by each such individual with the Company. The following table is as of December 21, 2012.

Name and Address(1)	Year First Became a Director	Age	Positions and Offices with the Company
Mitchell B. Briskin	1998	53	Class I Director

Francisco F. Blanco	2011	70	Class II Director

Carl H. Guild, Jr.	1997	68	Class III Director, Chairman of the Board, Chief Executive Officer and President

Thomas E. Peoples	1998	64	Class III Director

Non-Director Officers

Michael P. Malone	—	53	Chief Financial Officer, Treasurer and Assistant Secretary

(1)	The address of Messrs. Briskin, Blanco, Guild, Peoples and Malone is c/o Technical Communications Corporation, 100 Domino Drive, Concord, Massachusetts 01742.

Directors and Nominee

Mitchell B. Briskin. Mr. Briskin has served as Vice President of Strategic Relationships at Thermalin Diabetes, LLC, a next-generation insulin development company, since April 2012. Formerly, Mr. Briskin was a Managing Director at Stonebridge Associates, LLC, an investment bank, where he has worked from 1999 to 2012. Mr. Briskin was a Principal at Concord Investment Partners, a private equity investment group, from 1997 to 1999. From 1996 to 1997, Mr. Briskin attended Harvard Business School. From 1990 to 1995, Mr. Briskin was General Manager at General Chemical Corporation; previously, he was a lawyer with Patterson Belknap Webb & Tyler LLP in New York, New York.

Mr. Briskin’s qualifications for election to and service on the Board of Directors include his financial expertise and knowledge and his understanding of the Company’s accounting practices and general accounting principles. Mr. Briskin’s investment banking experience and legal education and experience add other valuable perspectives to the Board.

Francisco F. Blanco. Mr. Blanco is President and CEO of The Pola Group, LLC, a consulting firm focused on providing advice and assistance, strategic direction and creative business development solutions for commercial and government clients, where he has worked since 2010. From 2001 to 2010, Mr. Blanco was Executive Vice President of the Intelligence and National Security Alliance (INSA), a member-based non-profit, non-partisan, public-private organization that works to promote and recognize the highest standards within the national security and intelligence communities. Prior to joining INSA, Mr. Blanco was employed in a variety of senior management and leadership positions during his 30-year tenure at the U.S. Department of Defense.

Mr. Blanco’s qualifications for election to and service on the Board of Directors include his industry experience, his government experience and relationships with government leaders and agencies, his management and business development skills, and his in-depth understanding of the Company’s products and their markets.

Carl H. Guild, Jr. Mr. Guild has been President and Chief Executive Officer of the Company since 1998 and Chairman of the Board of Directors since 2001. He was also Vice-Chairman of the Board from 1998 to 2001 and Chairman in 1998, and was an independent consultant to the Company from 1997 to 1998. From 1993 to 1997, he was a Senior Vice President with Raytheon Engineers and Constructors, Inc., a former unit of Raytheon Company, a defense, homeland security and aerospace technology company. Mr. Guild serves as President and Chief Executive Officer of the Company pursuant to an Employment Agreement (as amended) with the Company, which agreement is summarized under “Employment Agreements” in the Compensation section below.

Mr. Guild’s qualifications for election to and service on the Board of Directors include his management and leadership experience and financial acumen, his deep understanding of the Company’s products, business and industry, including its international operations and customers, and his demonstrated commitment to TCC and its stockholders.

Thomas E. Peoples. Mr. Peoples is Vice President and Managing Director of The Spectrum Group, a Washington, DC area-based consulting firm with which he has been affiliated since 2004, and also currently serves as Managing Director of Executive Counselors, LLC, a consulting company he established in Virginia in 2005. Between 2001 and 2004, Mr. Peoples was retired. From 1999 to 2001, Mr. Peoples was the Senior Vice President for International and Washington Operations of Gencorp, Inc., a publicly-held manufacturer of automotive, polymer, aerospace, and defense products. From 1992 to 1999, Mr. Peoples was a Vice President of Aerojet, a privately-held aerospace and defense contractor. Prior to 1992, Mr. Peoples served as Manager of Business Development for Smart Munitions Programs at Raytheon Company. He also served in the U.S. Army between August 1966 and February 1987, retiring from service as a Lieutenant Colonel. He is also a former Board member and Treasurer of the National Guard Youth Foundation and was an appointed member of the U.S. Department of Defense Science Board from 2000 to 2002.

Mr. Peoples’s qualifications for election to and service on the Board of Directors include his management and business experience, his government experience and relationships with government leaders and agencies, his business development skills and engineering expertise, and his in-depth understanding of the Company’s products and their markets.

Officers

Michael P. Malone. Mr. Malone, Chief Financial Officer, Treasurer and Assistant Secretary, joined the Company in 1998 as Director of Finance and Treasurer and became Chief Financial Officer in 2000. From 1997 to 1998, he was the Controller at Vasca, Inc., a privately-held medical device company. Prior to 1997, Mr. Malone was with ZOLL Medical Corporation, a publicly-traded medical device company, for five years as its Controller and Treasurer. Mr. Malone and the Company are parties to an Employment Agreement, which agreement is summarized under “Employment Agreements” in the Compensation section below.

Corporate Governance

Board Composition and Independence; Meetings

The Board of Directors is currently composed of four members, each of whom, with the exception of Mr. Guild, the Board has determined is an “independent” director as that term is defined in the rules and regulations of The Nasdaq Stock Market (“Nasdaq”), including Listing Rule 5605, and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company does not utilize any other definition or criteria for determining the independence of a director or nominee, and no other transactions, relationships, or other arrangements exist to the Board’s knowledge or were considered by the Board in determining any director’s or nominee’s independence.

The Board of Directors held four meetings and acted once by written consent in lieu of a meeting during the fiscal year ended September 29, 2012. Each director attended 100% of the aggregate of (a) the total number of meetings of the Board of Directors he was eligible to attend, and (b) the total number of meetings of all committees of the Board of Directors on which he served that were held during fiscal year 2012.

Board Structure; Role in Risk Oversight

The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer, with Carl H. Guild, Jr. serving in both capacities since 2001. The Board believes that combining these roles fosters clear accountability, effective decision-making and alignment on corporate strategy. The structure allows one person to speak for and lead the Company and avoids duplication of work and confusion about who is in charge. Given the Company’s historic size and financial results, and the requirement that members of the Board serve staggered terms, the Board has determined that neither dividing these roles nor designating a lead independent director is necessary or would result in significant benefits to the Company. The Board believes that its composition and membership – with 75% of its members considered independent—contribute to, and are currently sufficient for, effective independent oversight and minimize any potential conflicts that may result from the combination of the CEO and Chairman roles.

The Board of Directors oversees the business of the Company, including management performance and risk management, to assure that the long-term interests of TCC’s stockholders are being served. The process to identify, analyze, report and manage risks has been developed informally over time and involves managers reporting to the Chief Executive Officer and Chief Financial Officer, who in turn report to the Board on the significant risks facing the Company. Each risk is discussed and quantified when possible and a plan is developed to address and mitigate identified risks. Each committee of the Board is also responsible for reviewing the risk exposure of the Company related to the committee’s areas of responsibility and providing input to management and the Board on such risks. The Audit Committee is especially critical in this process, and such committee’s responsibilities include reviewing risk management and compliance programs and consulting with management and the Board on risk identification, measurement and mitigation.

Committees

The Board of Directors currently has two committees, the Audit Committee and the Compensation, Nominating and Governance Committee, each as described below.

Audit Committee

The Audit Committee of the Board, which consists of Messrs. Briskin (Chairman), Blanco and Peoples, held four meetings during fiscal year 2012. The Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information of the Company, reviewing the Company’s system of internal controls regarding finance and accounting and the Company’s auditing, accounting and financial reporting processes, serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system, reviewing and appraising the audit efforts of the Company’s independent registered public accounting firm, reviewing, approving and/or ratifying related person transactions, and providing an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

The Audit Committee acts pursuant to an Audit Committee Charter, a copy of which is posted on the Company’s website at http://www.tccsecure.com/investors. The Audit Committee’s charter requires that the committee review and update the charter periodically as conditions dictate. In August 2012, the Audit Committee’s charter was reviewed and reaffirmed without change.

The Board of Directors has determined that Mr. Briskin satisfies the definition of “audit committee financial expert” as promulgated by the Securities and Exchange Commission (the “Commission”) by virtue of his educational and work experience as described above. Mr. Briskin and each of the other members of the Audit Committee are also independent under Nasdaq’s listing standards for directors and Audit Committee members under Rules 5605(b) and (c).

Compensation, Nominating and Governance Committee

The Company’s Compensation, Nominating and Governance Committee (the “Governance Committee”) consists of Messrs. Peoples (Chairman), Briskin and Blanco, and held four meetings during the 2012 fiscal year. As noted above, the Board has determined that each of these individuals satisfies applicable independence requirements for directors as well as members of such committee under Nasdaq Rules 5605(d) and (e).

The primary function of the Governance Committee is to assist the Board of Directors in discharging its responsibilities with respect to the Company’s compensation and benefit programs, the organization and membership of the Board, and corporate governance matters. The Governance Committee’s goal is to assure that the composition, practices and operation of the Board contribute to value creation and effective representation of the Company’s stockholders, and to play a leadership role in shaping the Company’s corporate governance.

The Governance Committee acts pursuant to the Compensation, Nominating and Governance Committee Charter, a copy of which is posted on the Company’s website at http://www.tccsecure.com/investors. The Governance Committee’s charter requires that the committee review and reassess the adequacy of the charter annually and recommend any proposed changes to the Board for approval. In August 2012, the Governance Committee’s charter was reviewed and its contents reaffirmed without change. The Governance Committee must also annually evaluate its own performance.

The Board has approved policies and procedures for the Governance Committee with respect to the nomination of candidates to the Board and any committees thereof. These policies and procedures are available on the Company’s website at http://www.tccsecure.com/investors and are summarized below, and have not been materially changed since adoption.

Nomination Policies and Procedures

The Governance Committee will accept for consideration any candidate properly recommended by a stockholder; acceptance of a recommendation for consideration does not imply the committee will nominate or recommend for nomination the proposed candidate.

Stockholders who wish to nominate qualified candidates to serve as directors must notify the Company in writing, by notice delivered to the attention of the Secretary of the Company at the address of the Company’s executive offices as set forth in the Company’s periodic reports as filed with the Commission, of a proposed nominee. Submissions may be by mail, courier or personal delivery. E-mail submissions will not be considered. In order to ensure meaningful consideration of such candidates, notice must be received not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders.

The notice must set forth as to each proposed nominee:

•	the nominee’s name, age, business address and, if known, residence address,

•	his or her principal occupation or employment and business experience,

•	the number of shares of stock of the Company, if any, which are beneficially owned by such nominee, and

•	any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to applicable law, including but not limited to any arrangements or agreements regarding the proposed candidate’s nomination, all relationships between the proposed nominee and the recommending stockholder and the Company, and all transactions between such parties.

The notice must also set forth with respect to the stockholder giving the notice the name and address, as they appear on the Company’s books, of such stockholder, the number of shares of the Company that are owned beneficially or of record by such stockholder, and the time period such shares have been held.

Submissions received through this process will be forwarded to the Governance Committee for review. Only those submissions that comply with these procedures and those nominees who satisfy the qualifications determined by the Governance Committee for directors of the Company will be considered.

When considering candidates, the Governance Committee strives to achieve a balance of knowledge, experience and accomplishment such that the Board reflects a diversity of talent, age, skill, expertise and perspective. While there are no set minimum requirements, a candidate should:

•	be intelligent, thoughtful and analytical,

•	possess superior business-related knowledge, skills and experience,

•	reflect the highest integrity, ethics and character, and value such qualities in others,

•	have excelled in both academic and professional settings,

•	demonstrate achievement in his or her chosen field,

•	be free of actual or potential conflicts of interest,

•	be familiar with regulatory and governance matters,

•	have the ability to devote sufficient time to the business and affairs of the Company, and

•	demonstrate the capacity and desire to represent, fairly and equally, the best interests of the Company’s stockholders as a whole.

In addition to the above criteria (which may be modified from time to time), the Governance Committee may consider such other factors as it deems in the best interests of the Company and its stockholders, including a candidate’s independence, financial sophistication and special competencies. The Governance Committee does not have a formal policy with regard to the consideration of diversity when identifying and evaluating nominees but diversity may be considered when making nominations, including racial and ethnic diversity, gender, and diversity of personal and professional experiences, backgrounds, skills and qualifications.

The Governance Committee identifies potential candidates through referrals and recommendations, including by incumbent directors, management and stockholders, as well as through business and other organizational networks. The Governance Committee may retain and compensate third parties, including executive search firms, to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

Current members of the Board with the requisite skills and experience are considered for re-nomination, balancing the value of the member’s continuity of service and familiarity with the Company with that of obtaining a new perspective, and considering each individual’s contributions, performance and level of participation, the current composition of the Board, and the Company’s needs. If any existing members do not want to continue in service or if it is decided not to re-nominate a director, new candidates are identified in accordance with those skills, experience and characteristics deemed necessary for new nominees, and are evaluated based on the qualifications set forth above. In every case, the Governance Committee meets (in person or telephonically) to discuss each candidate, and may require personal interviews before final approval. Once a slate is selected, the Governance Committee presents it to the full Board.

The Governance Committee does not currently, and does not intend in the future, to differentiate between or alter the manner in which it evaluates candidates based on the constituency (including stockholders) that proposed the candidate.

For a description of the Governance Committee’s role in evaluating and establishing compensation programs, policies and levels for the Company, see the Compensation Discussion and Analysis and Compensation sections below.

Stockholder Communications and Director Attendance at Annual Stockholder Meetings

The Board welcomes communications from stockholders and has adopted a procedure for receiving and addressing such communications. Stockholders may send written communications to the entire Board or individual directors, addressing them to Technical Communications Corporation, 100 Domino Drive, Concord, MA 01742, Attention: Chief Financial Officer. All such communications will be forwarded to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is clearly junk mail or a mass mailing, a business solicitation, advertisement or job inquiry, or is unduly hostile, threatening, illegal, or similarly inappropriate, in which case the Company has the authority to discard the communication or take appropriate legal action regarding the communication.

Recognizing that director attendance at the Company’s annual meetings of stockholders can provide stockholders with an opportunity to communicate with members of the Board of Directors, it is the policy of the Board of Directors to strongly encourage, but not require, the members of the Board to attend such meetings. All members of the Board attended the 2012 Annual Meeting of Stockholders.

TCC’s policies regarding stockholder communications and director attendance (which may be modified from time to time) can be found on the Company’s website at http://www.tccsecure.com/investors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than-10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of the copies of such reports and any amendments thereto furnished to the Company during and with respect to the Company’s 2012 fiscal year, or written representations from certain reporting persons that they were not required to file, the Company believes that during fiscal year 2012, its officers, directors, and beneficial owners of more than 10% of the Common Stock complied with all applicable Section 16(a) filing requirements, except Forms 4 for each of Mr. Guild, Mr. Briskin and Mr. Peoples that were due in May 2012 were not filed until December 2012.

Certain Relationships and Related Person Transactions; Legal Proceedings

David A. White, the Company’s Secretary, is a member of a law firm that provides legal services to the Company. Fees paid to Mr. White’s law firm were approximately $80,000 for fiscal year 2012 and approximately $83,000 for fiscal year 2011. There were no other transactions during fiscal years 2012 or 2011, and there are no currently proposed transactions, to which the Company was or is to be a participant and in which any related person had or will have a direct or indirect material interest. There are no family relationships among the directors, executive officers or any nominee therefor, and to the Company’s knowledge no arrangements or understandings exist between any director or nominee and any other person pursuant to which such director or nominee was or is to be selected as a director or executive officer.

There are no material proceedings to which a director, executive officer or nominee is a party adverse to the Company or its subsidiary or has a material interest adverse to the Company or its subsidiary, nor to the Company’s knowledge are there any proceedings or events material to an evaluation of the ability or integrity of the Company’s directors, nominees or executive officers.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics, which applies to all of its employees, officers and directors. A copy of this code can be found on the Company’s website at http://www.tccsecure.com/investors.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended September 29, 2012.

The Audit Committee has reviewed and discussed the 2012 fiscal year audited financial statements with management. The Audit Committee has also discussed with the Company’s independent registered public accounting firm, McGladrey, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended) as adopted by the Public Company Accounting Oversight Board; received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and discussed with the independent registered public accounting firm its independence and any relationships that may impact its objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 29, 2012 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee

Mitchell B. Briskin (Chair)

Thomas E. Peoples

Francisco F. Blanco

COMPENSATION DISCUSSION AND ANALYSIS

As noted above, one role of the Compensation, Nominating and Governance Committee of the Board of Directors, comprised solely of non-employee, “independent” directors, is to assist the Board with discharging its responsibilities relating to the compensation of TCC’s employees, officers and directors, and the development and administration of the Company’s compensation and benefit programs.

The Governance Committee operates under a written charter, which was recently reviewed and reaffirmed by the full Board of Directors, available at http://www.tccsecure.com/investors. As set forth in the charter, the committee’s authority and responsibilities with respect to compensation include:

•	For executives, to assist with the development of an executive compensation program supportive of the achievement of the Company’s strategic goals and objectives, to review and approve the goals and objectives relevant to the compensation of the Chief Executive Officer of the Company, including an annual evaluation of the CEO’s performance and the establishment of the CEO’s compensation and other material terms of employment, and to review and approve senior management team member compensation;

•	For directors, to annually evaluate the appropriate level and form of compensation for members of the Board and its committees, and to recommend changes to the Board when appropriate; and

•	For employees generally, to monitor and review all general compensation strategies and programs of the Company, including equity incentives and benefit programs.

The following discussion provides information about the Company’s compensation plans and programs generally, as well as compensation awarded to, earned by or paid to our “named executive officers” pursuant to applicable Commission rules and regulations. For additional information, please see the Compensation section that follows this discussion and analysis.

Compensation Philosophy and Objectives

The philosophy underlying the Company’s compensation plans is to provide compensation that rewards both individual and organizational performance and align such compensation with stockholder interests. The Company aims to make executive compensation sensitive to Company performance, which is defined in terms of revenue growth and profitability. Compensation also must be competitive, thereby enabling the Company to attract, retain and motivate highly-qualified individuals who contribute to the Company’s success, and reflective of the Company’s financial position.

Procedure

Compensation decisions are made annually and are tied to the Company’s fiscal year-end. For each employee, a performance evaluation is conducted by his or her supervisor, the results of which are shared with the employee. The evaluation encompasses a review of the employee’s individual performance over the course of the fiscal year, and includes recognition of the achievement by TCC of its strategic objectives and priorities. Compensation decisions for non-officer employees are made after the results of the performance evaluations have been considered and an informal analysis is completed that considers the goals of market competitiveness and enhancement of stockholder value. No upward adjustment is made to an employee’s compensation if the individual’s performance does not merit, or if the Company’s financial condition and performance do not support, such an adjustment.

The Governance Committee does not make individual compensation decisions for non-officer employees. Rather, our Chief Executive Officer sets compensation levels and presents the aggregate information to the Governance Committee for its information. Bonuses are typically paid in December, and salary increases are effective October 1 and paid retroactively before the end of the calendar year.

Compensation packages for our named executive officers are analyzed and discussed individually by the Governance Committee, and decisions are made once the Governance Committee has obtained all of the information it deems necessary. Information that is considered in making named executive officer compensation decisions includes information provided to the Governance Committee via presentations made to the committee by the named executive officers themselves. Such presentations include highlights of achievements and milestones met by the officers in the fiscal year and the results of each individual’s performance self-evaluation. The Governance Committee also considers the Company’s financial condition and performance.

The accounting and tax treatment of compensation decisions generally have not been material factors in determining the amount and type of compensation given to executive officers, other than to balance the potential cost to the Company with the benefit or value to the executive. The tax and accounting treatment of different compensation arrangements may play a greater role in the decision-making process in the future. The effects on Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) also may be considered.

The Governance Committee has not to date employed any compensation consultants to assist it with compensation decisions, although it is authorized by its charter to do so and reserves the right to engage such consultants when and if deemed necessary or advisable. The Governance Committee also has the authority to form, and delegate any of its responsibilities to, subcommittees as it deems appropriate, although to date it has not done so.

Compensation Components

The components of compensation provided to named executive officers (as well as non-officer employees) typically include base salary, annual discretionary bonuses and equity incentives. Bonuses and equity incentives have historically been granted in periods during which the Company’s financial performance have supported such awards, including for fiscal years 2010 and 2011. Executive officers have not received these components of compensation, such as for the 2012 fiscal year, when the Company’s operating results have not been positive and/or the recipients have not achieved specified performance milestones.

The Company also has in place retirement and change of control arrangements with its two named executive officers, who participate in the group benefits offered to all employees, such as medical and life insurance.

Base Salary

Base salary levels for the Company’s named executive officers are based on an informal review of compensation for competitive positions in the market and reflect job responsibilities and skills, level of experience, individual performance, judgments as to past and future contributions to the Company, and the Company’s compensation budget. Specific weight is not given to any particular factor when establishing base salaries, although most weight is typically given for individual performance. The Company’s practice has been to review base salaries at the fiscal year-end as noted above, although in unusual cases salaries may be reviewed more frequently if circumstances dictate.

Annual Bonuses

Bonuses, when paid, are designed to tie awards to individual performance and motivate and reward employees for their contributions to the Company. A number of factors are considered in determining whether annual bonuses should be paid, most importantly the achievement by the Company of specified financial objectives and the achievement by the employees of individual objectives. Recognition of individual performance and accomplishment is based on a subjective analysis of each individual’s performance; recognition of Company performance is based on an evaluation of specified measures of corporate performance.

The Company has an Executive Bonus Program for the benefit of key management employees – traditionally the Chief Executive Officer and Chief Financial Officer – and an informal bonus program for all other employees. For named executive officers, an initial plan is set and approved by the Governance Committee at the beginning of the year and bonus awards are determined out of such plan at year-end based on Company and individual performance. For non-officer employees, the budget is established by management, subject to review by the Governance Committee, at year-end based on the Company’s financial performance during the year, and individual awards are determined through a consultative process involving an employee’s supervisor and our Chief Executive Officer.

Under the Executive Bonus Program for 2012, the maximum bonus opportunity for each of the Company’s CEO and CFO was set at 65% and 40%, respectively, of their annual base salaries. The percentage of bonus opportunity and performance milestones were as follows for the named executive officers:

•	25% of the bonus opportunity was tied to the establishment of a strategic relationship with a potential partner during the 2012 fiscal year;

•	up to 15% of the bonus opportunity was tied to the achievement of backlog value (defined as the average of backlog on the final business day of the third and fourth quarters of the 2012 fiscal year) of $3 million or greater during the 2012 fiscal year, with the full 15% being awarded for backlog value of $5 million; and

•	up to 60% (30% for the CFO) of the bonus opportunity was tied to profit before tax (computed after the payment of employee incentives but prior to executive bonus payments and stock option expensing) of at least $1.9 million for the 2012 fiscal year, with the full amount being awarded for profit before taxes of $2.9 million.

For Mr. Malone, our Chief Financial Officer, 30% of his bonus opportunity was based on his achievement of additional responsibilities outlined by Mr. Guild and the Governance Committee, including for fiscal year 2012 the realization of specified tax savings and an improvement of yields on cash and cash equivalents held by the Company.

Equity Incentives

As with base salary and bonus determinations, equity compensation awards are determined on an informal, annual basis. An important objective of this component of compensation is to strengthen the relationship between the long-term value of the Company’s stock price and the potential financial gain for employees, as well as retention of personnel. Historically the Company has awarded stock options to its employees and directors as the equity component of compensation, which provide recipients the opportunity to purchase shares of our Common Stock upon vesting and become valuable only if the trading price of the Common Stock increases. The recipient is therefore motivated to remain with the Company until the options vest and motivated to improve individual performance in support of improved Company performance.

In selecting employees eligible to receive equity compensation grants (whether at the initial hire date or through periodic grants) and determining the size of such grants, a variety of factors are considered, including the job and responsibility level of the employee and past, current and prospective services rendered, or to be rendered, to the Company by the employee. Determination of the employees eligible to receive awards and the size of such awards is based on a subjective analysis by the Governance Committee, with input from Mr. Guild, of each individual’s position within the Company, his or her performance, and his or her growth potential and that of the Company.

Equity Plans

The Company currently administers three plans that provide for the grant of equity incentive compensation to officers, directors and employees. Under the Technical Communications Corporation 2001 Stock Option Plan, as amended (the “2001 Plan”), the Company may grant non-qualified and incentive stock options to its employees, officers, directors and consultants to purchase up to 350,000 shares of Common Stock. The stated purpose of the 2001 Plan is to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentives to recipients, and promote the success of the Company’s business. Under the 2001 Plan, the exercise price of each incentive option must equal or exceed the market price of the Company’s stock on the date of grant, but was permitted to be set at any price for non-qualified options. The maximum term for any option granted under the 2001 Plan was 10 years; vesting periods are at the Board’s discretion and typically ranged between zero and five years. The 2001 Plan expired on August 2, 2011 and as of December 21, 2012, no shares remained available for awards under such plan.

The Technical Communications Corporation 2005 Non-Statutory Stock Option Plan, as amended (the “2005 Plan”), was adopted by the Board of Directors in May 2005 and permits the grant of non-statutory stock options to purchase up to 200,000 shares of Common Stock to employees, directors and consultants. The stated purpose of the 2005 Plan is to promote the success and interests of the Company and its stockholders by permitting and encouraging employees, directors and consultants of the Company to obtain a proprietary interest in the Company or its subsidiaries through the grant of non-statutory options to purchase shares of the Company. Determinations as to recipients of awards, option term, vesting period and exercise price are made by the Governance Committee in its discretion. As of December 21, 2012, the Company had issued a total of 152,972 options pursuant to the 2005 Plan and 47,028 shares were still available for awards. If an option expires, terminates or becomes unexercisable for any reason without being exercised in full, the unpurchased shares become available for future grant under the 2005 Plan, as do any shares that are retained or withheld by the Company upon exercise of an option in order to satisfy the exercise price for such option or any withholding taxes due with respect to such exercise.

The Technical Communications Corporation 2010 Equity Incentive Plan, which was amended and restated in December 2010 (as amended and restated, the “2010 Plan”) provides for the issuance of up to 200,000 shares of Common Stock pursuant to awards of stock options (incentive and non-qualified), stock appreciation rights or “SARs”, and restricted stock to employees, directors and consultants to the Company. The stated purpose of the 2010 Plan is to promote the success and interests of the Company and its stockholders by permitting and encouraging participants to obtain a proprietary interest in the Company through the grant of awards that are consistent with the Company’s goals and that link the personal interests of participants to those of the Company’s stockholders. The 2010 Plan is further intended to enable the Company to attract, retain and motivate those whose services are critical to the success of the Company and align the interests of such individuals with those of the Company. Determinations as to award recipients, duration, price, vesting and performance requirements and other material terms are made by the Governance Committee, although there are specific requirements as to the price and term of certain awards depending on the award type and recipient. If any award under the 2010 Plan is canceled, terminates, expires or lapses for any reason without having been exercised in full, any shares subject to such award that remain unpurchased will be available for future grant. In addition, any shares retained by the Company upon exercise of an award in order to satisfy the exercise price of such award, or any withholding taxes due with respect to such exercise, shall be treated as not issued and shall continue to be available. At the same time, shares issued under the 2010 Plan and later repurchased by the Company are not available for future grant or sale. As of December 21, 2012, the Company had issued options to purchase an aggregate 147,614 shares pursuant to the 2010 Plan and 52,386 shares were still available for awards.

Retirement, Severance, Change in Control and Similar Compensation

The Company does not offer or have in place any formal retirement, severance or similar compensation programs other than its 401(k) plan. Rather, the Company individually negotiates with those employees for whom retirement, severance or similar compensation is deemed necessary. A description of the severance arrangements with the Company’s named executive officers follows.

Carl H. Guild, Jr., President and Chief Executive Officer

Pursuant to his employment agreement, upon termination of his employment without “cause” by the Company or upon his death or disability, Mr. Guild is entitled to receive severance pay in an amount equal to the greater of six months’ base salary at the then-current level or the balance of the term of the agreement, less applicable taxes and other required withholdings and amounts owed to the Company, and including all health and other benefits to which he had been entitled while employed by the Company at the Company’s expense for at least six months. If the Company determines not to renew Mr. Guild’s employment agreement, he is entitled to an amount equal to six months’ base salary at the then-current level, less applicable taxes and other required withholdings and amounts owed to the Company, and the continuation of all health and other benefits to which he had been entitled while employed by the Company at the Company’s expense for at least six months.

“Cause” is defined as Mr. Guild’s failure or refusal to perform the services specified in his employment agreement or to carry out any lawful directions of the Board; conviction of a felony; fraud or embezzlement involving the assets of the Company, its customers, suppliers or affiliates; gross negligence or willful misconduct; or breach of any term of his employment agreement.

Mr. Guild may terminate his employment agreement upon prior written notice to the Company. Upon his voluntary termination, he is entitled to severance pay – defined as his base salary at the then-current level, less applicable taxes and other required withholdings and amounts owed to the Company – equal to six months if the termination date is on the renewal date of the agreement or the lesser of six months or the balance of the term of the agreement if the termination date is before such renewal date.

In the event of a change in control of the Company where Mr. Guild resigns or is terminated without cause by the Company within 24 months after such an event, any unvested options held shall automatically vest and become immediately exercisable. In addition, Mr. Guild would be entitled to receive severance pay in an amount equal to 24 months’ base salary at the then-current level, less applicable taxes and other withholdings and amounts due and plus all accrued and unpaid expenses and vacation time. In the event that any payment to be received pursuant to such change in control or the value of any acceleration right in any Company stock options held in connection with the change in control of the Company would be subject to an excise tax pursuant to Section 4999 of the Code, whether in whole or in part as a result of being an “excess parachute payment” within the meaning of such terms in Section 280G(b) of the Code, the amount payable will be increased (grossed up) to cover the excise tax liability due under Section 4999 of the Code, if otherwise permitted under the Code.

“Change in control” is defined as the occurrence of any one of the following: (a) any person or entity, including a “group” as defined in Section 13(d) of the Exchange Act (other than the Company, a wholly-owned subsidiary of the Company, or any employee benefit plan of the Company or its subsidiaries), becoming the beneficial owner of the Company’s securities having 51% or more of the combined voting power of the then-outstanding securities of the Company that may be cast for the election of directors of the Company; or (b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election or any combination of the foregoing transactions, less than a majority of the combined voting power of the then-outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of directors of the Company or such other corporation or entity after such transaction, are held in the aggregate by holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or (c) the approval of the stockholders of the Company of a plan of liquidation.

Michael P. Malone, Treasurer and Chief Financial Officer

Under Mr. Malone’s employment agreement, the Company has the right, upon written notice, to terminate his employment (a) immediately at any time for “cause” or (b) at any time without “cause”. Cause is defined as his failure or refusal to perform the services specified in his employment agreement or to carry out any lawful directions of the Board; conviction of a felony; fraud or embezzlement involving the assets of the Company, its customers, suppliers or affiliates; gross negligence or willful misconduct; inability for a continuous period of at least 180 days in the aggregate during any 360-day period to perform his duties due to a physical or mental disability incapable of reasonable accommodation under applicable law; or breach of any term of his employment agreement.

Upon termination of employment without cause by the Company, Mr. Malone is entitled to receive severance pay in an amount equal to the greater of six months’ base salary at the then-current level or his base salary for the balance of the term of the agreement. If the Company determines not to renew Mr. Malone’s employment agreement, he is guaranteed, at the Company’s option, at will employment for six months or severance pay in an amount equal to six months’ base salary at the then-current level. In either case, such amounts shall be less applicable taxes and other required withholdings and amounts owed to the Company, plus all accrued but unpaid expenses and vacation time.

In the event of a change in control of the Company where Mr. Malone resigns or is terminated without cause by the Company within six months after such an event, any unvested options held shall automatically vest and become immediately exercisable. In addition, Mr. Malone would be entitled to receive severance pay in an amount equal to six months’ base salary at the then-current level, less applicable taxes and other withholdings and amounts due and plus all accrued and unpaid expenses and vacation time. In the event that any payment to be received pursuant to such change in control or the value of any acceleration right in any Company stock options held in connection with the change in control of the Company would be subject to an excise tax pursuant to Section 4999 of the Code, whether in whole or in part as a result of being an “excess parachute payment” within the meaning of such terms in Section 280G(b) of the Code, the amount payable to Mr. Malone will be increased (grossed up) to cover the excise tax liability due under Section 4999 of the Code, if otherwise permitted under the Code. “Change in control” in Mr. Malone’s employment agreement has the same definition as that found in Mr. Guild’s agreement, provided above.

No other employees receive or are entitled to receive any retirement, severance or similar compensation.

Perquisites and Other Benefits

The Company generally does not provide its officers with “perks” or similar types of benefits. Messrs. Guild and Malone have life insurance policies for which the Company pays the premium, and the Company also typically matches up to a certain percentage of their contributions to the Company’s 401(k) plan. Both of these benefits are generally available to all Company employees, subject to certain limitations and restrictions. Messrs. Guild and Malone, like other employees, also are entitled to participate in TCC’s employee benefit plans offering group disability insurance, group medical and hospitalization plans, and retirement and profit-sharing plans.

Chief Executive Officer Compensation

Mr. Guild has been President and Chief Executive Officer of the Company since 1998 and Chairman of the Board of Directors since 2001. His base salary for fiscal year 2012 was set at $285,000, effective March 1, 2012, and was $270,000 for fiscal year 2011 and the first half of fiscal year 2012.

Mr. Guild received no bonus for the fiscal year ended September 29, 2012 due to the Company’s financial condition at year-end and Mr. Guild’s failure to achieve any of the specified performance milestones set forth above under the discussion of the Executive Bonus Program for 2012.

Mr. Guild received an $87,750 annual performance bonus for fiscal year 2011. This bonus was fully accrued but unpaid as of the Company’s 2011 fiscal year-end, September 24, 2011, but was paid to Mr. Guild as of December 31, 2011. Mr. Guild’s annual performance bonus for fiscal 2011 was a result of the Company’s strong financial performance during and at year-end. Nevertheless, the bonus amount represented only 65% of the full bonus potential as a result of Mr. Guild only achieving a portion of the bonus objectives established for him under the Executive Bonus Program for the 2011 fiscal year.

In fiscal 2012, the Board awarded Mr. Guild an option to purchase 3,500 shares of Common Stock for his service as a director. These non-qualified options were granted on May 3, 2012 under the 2005 Plan at an exercise price of $10.20 per share with a term of 10 years, and vested immediately. In February 2011, stockholders approved the 2010 Plan. As a result, non-qualified options granted to Mr. Guild in July 2010 under such plan to purchase 18,900 shares of Common Stock at an exercise price of $11.51 per share were ratified and approved. Such options vest as to 20% of the shares on each of the first five anniversaries of the date of grant and have a 10 year term. Mr. Guild also was awarded a non-qualified option to purchase 3,500 shares of Common Stock for his service as a director during fiscal 2011. See “Director Compensation” in the Compensation section below for more information regarding such director option grants.

See “Retirement, Severance, Change in Control and Similar Compensation” above for a discussion of the severance payments payable to Mr. Guild under the terms of his employment agreement.

Chief Financial Officer Compensation

Mr. Malone has been Chief Financial Officer of the Company since 2000 and Treasurer since 1998. His base salary for fiscal year 2012 was set at $160,000, effective March 1, 2012, and was $150,000 for fiscal year 2011 and the first half of fiscal year 2012.

Mr. Malone received no bonus for the fiscal year ended September 29, 2012 due to the Company’s financial condition at year-end and Mr. Malone’s failure to achieve any of the specified performance milestones set forth above under the discussion of the Executive Bonus Program for 2012, including his individual additional responsibilities outlined by Mr. Guild and the Governance Committee.

Mr. Malone received a $29,250 annual performance bonus for fiscal year 2011. This bonus was fully accrued but unpaid as of the Company’s 2011 fiscal year-end, September 24, 2011, but was paid to Mr. Malone as of December 31, 2011. Mr. Malone’s annual performance bonus for fiscal 2011, much like that of Mr. Guild, represented only 65% of the full bonus potential as a result of Mr. Malone only achieving a portion of the bonus objectives established for the year.

As noted above, stockholders approved the 2010 Plan in February 2011. As a result, non-qualified options granted to Mr. Malone in July 2010 under such plan to purchase 10,501 shares of Common Stock at an exercise price of $11.51 per share were ratified and approved. Such options vest as to 20% of the shares on each of the first five anniversaries of the date of grant and have a 10 year term. Mr. Malone was not awarded any other options during fiscal years 2012 or 2011.

See “Retirement, Severance, Change in Control and Similar Compensation” above for a discussion of the severance payments payable to Mr. Malone under the terms of his employment agreement.

Tax Considerations

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to certain employees, generally the Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. In fiscal 2012, no compensation paid by the Company was nondeductible as a result of the $1,000,000 limitation. Furthermore, the Board of Directors believes that, given the general range of salaries and bonuses for executive officers of the Company, the $1,000,000 threshold of Section 162(m) will not be reached by any executive officer of the Company in the foreseeable future. Accordingly, the Board has not formulated a policy to address non-qualifying compensation.

Say on Pay Proposals and Votes

As discussed under Proposal II below, stockholders will have the opportunity to cast their vote on the compensation of TCC’s named executive officers as described in this Proxy Statement at the Meeting. The advisory vote will not be binding on the Governance Committee or the Board of Directors. However, the Governance Committee and the Board will review the voting results and any concerns raised by stockholders will be considered when determining future compensation arrangements and making decisions about future compensation programs and practices. The Board and Governance Committee also may consult directly with stockholders to better understand any issues and concerns. In the prior two years, stockholders (not including broker non-votes) have voted in favor of the compensation of the Company’s named executive officers. Stockholders also voted in favor of including an advisory vote on executive compensation in the Company’s proxy materials every year as recommended by the Board, which annual vote the Board has implemented.

COMPENSATION

Named Executive Officers

The following tables set forth all plan and non-plan compensation awarded to, earned by or paid to the Chief Executive Officer and Chief Financial Officer of the Company, who were the only “named executive officers” of the Company during its 2012 fiscal year, for all services rendered by such officers to the Company and its subsidiaries in all capacities for the periods presented.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Option Awards		All Other Compensation		Total
		($)		($)		($)		($)		($)
Carl H. Guild, Jr.	2012	$278,659	(1)	—		$15,725	(2)	$6,102	(3)	$300,486
President, Chief Executive Officer and Chairman	2011	$270,005		$87,750	(4)	$120,055	(5)(6)	$4,752	(3)	$482,562

Michael P. Malone	2012	$155,782	(7)	—		—		$5,883	(8)	$161,665
Chief Financial Officer, Treasurer and Assistant Secretary	2011	$150,010		$29,250	(9)	$58,009	(10)	$3,531	(8)	$240,800

(1)	Mr. Guild’s annual base salary was set at $285,000 effective March 1, 2012. His annual salary prior to March 1, 2012 was $270,000.
(2)	Amount represents an award on May 3, 2012 of a non-qualified option to purchase 3,500 shares of Common Stock at $10.20 per share, which vested in full on that date and has a 10 year term. Such award was made to Mr. Guild for his service as a director of the Company. The dollar amount presented represents the aggregate fair value of the award on the date of grant. The fair value of the option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 2012: dividend yield of 4%, expected volatility of 68%, risk-free interest rate of 0.83%, and expected life of 6.5 years.
(3)	Includes the Company’s 25% match on the first 6% and 30% match on the second 6% of Mr. Guild’s 401(k) contribution for fiscal 2012, and the Company’s 25% match on the first 6% of Mr. Guild’s 401(k) contribution for fiscal 2011. Also includes life insurance premiums paid by the Company of $840 and $792, respectively, for each of fiscal years 2012 and 2011.
(4)	The bonus amount of $87,750 for fiscal 2011 was accrued but unpaid at September 24, 2011, and paid as of December 31, 2011.

(5)	Amount includes an award on May 5, 2011 of a non-qualified option to purchase 3,500 shares of Common Stock at $9.77 per share, which vested in full on that date and has a 10 year term. Such award was made to Mr. Guild for his service as a director of the Company. The dollar amount presented includes the aggregate fair value of the award on the date of grant. The fair value of the option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 2011: dividend yield of 4%, expected volatility of 70%, risk-free interest rate of 2.0%, and expected life of five years.
(6)	Amount also includes an award on July 29, 2010 of a non-qualified option to purchase 18,900 shares of Common Stock at $11.51 per share, which vests as to 20% of the shares on each of the first five anniversaries of the date of grant and has a 10 year term. The dollar amount presented includes the aggregate fair value of the award on the date of grant. The fair value of the option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 2010: dividend yield of zero, expected volatility of 75%, risk-free interest rate of 1.5%, and expected life of five years. These options were not included in Mr. Guild’s compensation for 2010 because they were subject to approval of the 2010 Plan by stockholders, which was obtained in February 2011.
(7)	Mr. Malone’s annual base salary was set at $160,000 effective March 1, 2012. His annual salary prior to March 1, 2012 was $150,000.
(8)	Includes the Company’s 25% match on the first 6% and 30% match on the second 6% of Mr. Malone’s 401(k) contribution for fiscal 2012, and the Company’s 25% match on the first 6% of Mr. Malone’s 401(k) contribution for fiscal 2011. Also includes life insurance premiums paid by the Company of $840 and $792, respectively, for each of fiscal years 2012 and 2011.
(9)	The bonus amount of $29,250 for fiscal 2011 was accrued but unpaid at September 24, 2011, and paid as of December 31, 2011.
(10)	Amount represents an award on July 29, 2010 of a non-qualified option to purchase 10,501 shares of Common Stock at $11.51 per share, which vests as to 20% of the shares on each of the first five anniversaries of the date of grant and has a 10 year term. The dollar amount presented represents the aggregate fair value of the award on the date of grant. The fair value of the option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 2010: dividend yield of zero, expected volatility of 75%, risk-free interest rate of 1.5%, and expected life of five years. These options were not included in Mr. Malone’s compensation for 2010 because they were subject to approval of the 2010 Plan by stockholders, which was obtained in February 2011.

For further information on equity incentive awards granted to our named executive officers, see the disclosure below. For more information on compensation generally and information on severance and change of control rights, see the Compensation Discussion and Analysis section above.

Employment Agreements

Carl H. Guild, Jr.

The Company entered into an employment agreement with Carl H. Guild, Jr., its President and Chief Executive Officer, effective as of November 19, 1998 and amended November 8, 2001. The original term of the agreement expired September 30, 2000; the agreement renews automatically thereafter for successive periods of one year unless earlier terminated or not renewed. Mr. Guild’s agreement contains provisions specifying his annual compensation, subject to an annual merit review by the Board of Directors. The agreement also provides for performance awards to be paid at the discretion of the Company’s Board of Directors, based on an assessment of exceptional performance. Mr. Guild’s base salary was increased to $285,000 effective March 1, 2012 from $270,000, and he received a performance award in the amount of $87,750 for fiscal 2011. No performance award was earned in fiscal 2012.

For a more in-depth discussion of Mr. Guild’s right to receive annual performance bonuses and his right to severance and change in control payments, see the Compensation Discussion and Analysis section above. For information on stock options granted to Mr. Guild, see “Outstanding Equity Awards at Fiscal Year-End” below.

Michael P. Malone

The Company entered into an employment agreement with Michael P. Malone, its Chief Financial Officer, effective as of February 12, 2001. The original term of the agreement was 12 months, and the agreement renews automatically for successive periods of one year unless earlier terminated or not renewed. Mr. Malone’s agreement contains provisions specifying his annual base salary, subject to an annual merit review by the Board of Directors. The agreement also provides for performance awards to be paid at the discretion of the Company’s Board of Directors, based on an exceptional performance assessment. Mr. Malone’s base salary was increased to $160,000 effective March 1, 2012 from $150,000, and he received a performance award in the amount of $29,250 for fiscal 2011. No performance award was earned in fiscal 2012.

For a more in-depth discussion of Mr. Malone’s right to receive annual performance bonuses and his right to severance and change in control payments, see the Compensation Discussion and Analysis section above. For information on stock options granted to Mr. Malone, see “Outstanding Equity Awards at Fiscal Year-End” below.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding unexercised options held by our named executive officers outstanding as of the end of the Company’s 2012 fiscal year, which date was September 29, 2012.

	Option Awards
Name	Number of Securities Underlying Unexercised Options		Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
	(#) Exercisable		(#) Unexercisable		(#)	($)
Carl H. Guild, Jr.	3,500	(1)	—		—	7.02	02/08/20
	7,560	(2)	11,340	(2)	—	11.51	07/29/20
	3,500	(3)	—		—	9.77	05/05/21
	3,500	(4)	—		—	10.20	05/03/22

Michael P. Malone	10,000	(5)	—		—	3.00	11/10/15
	4,200	(2)	6,301	(2)	—	11.51	07/29/20
(1)	Granted on February 8, 2010 under the 2005 Plan; options have 10 year term and were fully vested as of February 8, 2010.
(2)	Granted on July 29, 2010 under the 2010 Plan; options have 10 year term and vest as to 20% of the shares on each of the first five anniversaries of the date of grant.
(3)	Granted on May 5, 2011 under the 2010 Plan; options have 10 year term and were fully vested as of May 5, 2011.
(4)	Granted on May 3, 2012 under the 2005 Plan; options have 10 year term and were fully vested as of May 3, 2012.
(5)	Granted on November 10, 2005 under the 2005 Plan; options have 10 year term and were fully vested as of November 10, 2008.

Equity Incentive Plans

The Company currently administers three plans that provide for the grant of equity incentive compensation to officers, directors and employees: the Technical Communications Corporation 2010 Equity Incentive Plan (as amended and restated), the 2005 Non-Statutory Stock Option Plan and the 2001 Stock Option Plan. At December 21, 2012, there were an aggregate of 750,000 shares authorized under these plans, of which 245,202 were outstanding and 99,414 were available for future grant. Generally, these plans provide for the grant of equity awards to employees, officers, directors and consultants of the Company, in each case in amounts, at prices and subject to such restrictions and limitations as determined by the Board of Directors or a committee thereof. For more information about each plan, see “Equity Incentives” in the Compensation Discussion and Analysis section above. The goal of the Company’s equity incentive awards is to promote the success and interests of the Company and its stockholders by permitting and encouraging recipients to obtain a proprietary interest in the Company or its subsidiaries through the grant and exercise of such awards, and motivating such recipients to remain with the Company and work towards its success.

Grants in Fiscal 2012

On May 3, 2012, the Board of Directors granted to each of the members of the Company’s Board of Directors, except Mr. Blanco who is not eligible for option grants until he has completed one year of service, options under the 2005 Plan to purchase 3,500 shares of Common Stock, for an aggregate 10,500 shares. These non-qualified stock options, which are exercisable at $10.20 per share, vested immediately and have a term of 10 years. Such grants were the only grants of stock options made to executive officers and directors of the Company during the 2012 fiscal year.

Retirement, Severance and Similar Compensation

No retirement, severance or similar compensation was paid to any employee during the 2012 fiscal year. For a description of the amounts that may be payable to our named executive officers upon their resignation, retirement, termination or a change in control, please see “Retirement, Severance, Change in Control and Similar Compensation” above in the Compensation Discussion and Analysis section. The Company also provides to all employees a 401(k) tax qualified plan.

Compensation of Directors

The following table sets forth all compensation of the Company’s directors for the fiscal year ended September 29, 2012. Mr. Guild, our President, CEO and Chairman of the Board of Directors, did not receive any compensation for his service as a director during the 2012 fiscal year other than the option grant discussed above.

Name	Fees Earned or Paid in Cash		Option Awards		All Other Compensation	Total
	($)		($)		($)	($)
Mitchell B. Briskin	$30,100	(1)	$15,725	(2)(3)	—	$45,825
Thomas E. Peoples	$24,500	(1)	$15,725	(2)(3)	—	$40,225
Francisco F. Blanco	$18,000	(1)	—		—	$18,000

(1)	Includes quarterly stipend and fees paid for Board of Directors and committee meetings attended during the fiscal year. For Mr. Briskin, also includes quarterly stipend received for serving as Chairman of the Audit Committee. Mr. Blanco’s fees are for the three quarters he served on the Board of Directors in fiscal 2012.
(2)	Amount represents the award on May 3, 2012 of a non-qualified option to purchase 3,500 shares of Common Stock at $10.20 per share, which vested immediately and has a 10 year term. The dollar amount presented represents the aggregate fair value of the award on the date of grant. The fair value of the option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 2012: dividend yield of 4%, expected volatility of 68%, risk-free interest rate of 0.83%, and expected life of 6.5 years.
(3)	Mr. Peoples had 22,500 options outstanding at the 2012 fiscal year-end, all of which were fully vested and exercisable. Mr. Briskin had 17,500 options outstanding at the 2012 fiscal year-end, all of which were fully vested and exercisable.

Board members receive a Board meeting fee of $2,500 per meeting attended (whether in person or via telephone conference, so long as the duration of the meeting attended exceeds 30 minutes). Board members also receive a quarterly stipend of $3,500 for their service. Members of the Audit Committee are paid $1,000 for each Audit Committee meeting that is not held in connection with a regularly scheduled Board meeting, and the Audit Committee Chairman receives a quarterly stipend of $400 in addition to the stipend he receives as a director of the Company. Members of the Governance Committee receive $500 for each meeting that is held other than in connection with a regularly scheduled meeting of the Board of Directors.

Commencing in 2008, directors are annually granted options to purchase 3,500 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the date of grant. Stock options granted to directors are considered non-qualified and vest immediately. Each grant expires 10 years after the date of grant, except that if a director ceases to be a director, the option terminates at the earlier of 10 years from the date of grant or three years from the last day as a director.

TCC reimburses members of the Board of Directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. The Company believes that members of the Board of Directors received compensation during fiscal year 2012 commensurate with their responsibilities to the Company and appropriate for a company of TCC’s size and revenues.

PROPOSAL II. STOCKHOLDER ADVISORY VOTE

ON EXECUTIVE COMPENSATION

As a result of the passage in July 2010 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Reform Act”) and in compliance with Section 14A of the Exchange Act, stockholders have the opportunity to cast a non-binding, advisory vote on the compensation of executives as described in a company’s proxy statement, otherwise known as “say on pay” proposals. The legislation makes clear that these votes do not overrule a Board’s compensation decisions, impose additional fiduciary duties on the Board, or limit stockholders’ ability to make other compensation-related proposals.

The Company’s guiding compensation philosophy, as discussed above in Compensation Discussion and Analysis, is to provide compensation that rewards individual and organizational performance and align such compensation with the interests of long-term stockholders. The Company aims to make executive compensation sensitive to Company performance, which is defined in terms of revenue growth and profitability. Compensation also must be competitive, thereby enabling the Company to attract, retain and motivate highly-qualified individuals who contribute to the Company’s success.

We believe that the Company’s executive compensation programs have been effective at providing appropriate incentives for the achievement of targeted results, aligning pay and performance, creating an ownership culture in which award recipients think and act like stockholders, and in enabling TCC to attract and retain some of the most talented executives in the communications security device and system industry.

Revenues for the 2012 fiscal year were $8,117,000 with a net loss of $841,000 or $(0.46) per share, and operating expenses for the year increased by 22% as compared to the 2011 fiscal year. The fiscal 2012 results were largely due to a continuing slowdown in sales principally driven by delays in the receipt of certain key contracts for Mid-East customers, partially offset by strong sales of our radio applications. While the Company sold several products, including its universal radio encryption system, its military grade network encryptors and encryptors for use in private satellite communications systems, revenues from these sales were used to fund the Company’s planned increase in research and development that began in fiscal 2011, which negatively impacted operating results for the year. The Company expects that sales will improve over the next 18 months and hopes to experience increased demand for communications security, although resources will continue to be committed to internal product development during the 2013 fiscal year and beyond.

Compensation actions taken with respect to fiscal 2012 for TCC’s named executive officers reflected the Company’s results. Specifically, in recognition of both the Company’s poor financial performance and poor individual achievement of performance milestones, no annual performance bonuses were awarded to our CEO or CFO for fiscal year 2012. Stockholders are encouraged to read the Compensation Discussion and Analysis and Compensation sections of this Proxy Statement for a more detailed discussion of how the Company’s compensation programs reflect our overarching compensation philosophy and core principles and how such philosophy and principles were implemented when making compensation decisions for 2012.

Our Board values constructive dialogue on compensation and other governance topics, and recognizes the interest that investors have in executive compensation. In response to the passage of the Reform Act and in recognition of growing support for advisory votes on compensation and our stockholders’ say-on-pay and say-when-on-pay votes at the Company’s 2010 annual meeting, stockholders now have the opportunity to vote on an advisory resolution concerning the compensation of our executives on an annual basis.

Accordingly, stockholders are being asked to vote on the following resolution at the Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in the Compensation section (including the tables and narrative discussion therein) of this Proxy Statement be hereby APPROVED.

Stockholders will have the opportunity to vote for or against such resolution, or abstain from voting. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter shall be required to approve the stockholder advisory vote on executive compensation as disclosed in this Proxy Statement. Abstentions and broker non-votes will not be included in the totals for the proposal, and will have no effect on the outcome of the vote.

The advisory vote will not be binding on the Governance Committee or the Board of Directors. However, the Governance Committee and the Board will review the voting results and any concerns raised by stockholders will be considered when determining future compensation arrangements and making decisions about future compensation programs and practices. The Board and Governance Committee also may consult directly with stockholders to better understand any issues and concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION.

PROPOSAL III. RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Pubic Accounting Firm

The Audit Committee has selected the firm of McGladrey, LLP (formerly McGladrey & Pullen, LLP, “McGladrey”), independent certified public accountants, to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2013. McGladrey acted as the Company’s independent registered public accounting firm for the 2012 and 2011 fiscal years.

It is expected that a member of McGladrey will be present at the Meeting and will be available to respond to appropriate questions and make a statement if he so desires.

Fees

Audit Fees. The aggregate fees billed by McGladrey for professional services rendered for the audit of the Company’s annual financial statements for fiscal years 2012 and 2011, and the reviews of the financial statements included within the Company’s quarterly reports during fiscal years 2012 and 2011, were approximately $25,800 (of total audit fees for fiscal 2012 of $67,400, the remainder of which will be billed in fiscal year 2013) and $66,860, respectively.

Audit-Related Fees. No fees were billed by McGladrey for assurance and related services that were reasonably related to the performance of its audit or review of the Company’s financial statements for fiscal years 2012 and 2011.

Tax Fees. The aggregate fees billed by McGladrey for professional services rendered for tax compliance, tax advice and tax planning for the Company for each of fiscal years 2012 and 2011 were approximately $18,485 and $16,600, respectively. These amounts represent those billed for tax return preparation and tax advice for the Company and its subsidiary.

All Other Fees. No fees were billed by McGladrey for products and services provided other than those otherwise described above for fiscal years 2012 and 2011.

Pre-Approval Policies

It is the policy of the Audit Committee to pre-approve the audit and permissible non-audit services performed by the Company’s independent registered public accounting firm in order to ensure that the provision of such services does not impair such firm’s independence, in appearance or fact. In fiscal year 2012, the Audit Committee pre-approved all such services performed by McGladrey.

Ratification

Stockholder ratification of the appointment of the Company’s independent registered public accounting firm is not required by the Company’s By-laws or otherwise, but is being done as a matter of good corporate governance. If stockholders fail to ratify the selection, the Audit Committee will reconsider this selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required for the ratification of the selection of the independent registered public accounting firm. Abstentions and broker non-votes will not be included in the totals for the proposal, and will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR FISCAL YEAR 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table shows, as of December 21, 2012, the beneficial ownership of Common Stock of the Company by (i) any person or group who is known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each of TCC’s current directors and nominees, (iii) each of the Company’s named executive officers, and (iv) all current directors and executive officers of the Company as a group. As of December 21, 2012, there were 1,838,716 shares of Common Stock outstanding.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Francisco F. Blanco	—		—
Mitchell B. Briskin	24,277	(2)	1.3%
Carl H. Guild, Jr.	316,019	(3)	17.0%
Thomas E. Peoples	22,590	(4)	1.2%
Michael P. Malone	94,455	(5)	5.1%
All current directors and executive officers as a group (5 persons)	457,341	(6)	23.9%

(1)	Unless otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. With respect to each person or group, percentages are calculated based on the number of shares beneficially owned, including shares that may be acquired by such person or group, within 60 days of December 21, 2012, upon the exercise of stock options or other purchase rights, but not the exercise of options or warrants held by any other person. The address of Messrs. Blanco, Briskin, Guild, Peoples and Malone is c/o Technical Communications Corporation, 100 Domino Drive, Concord, Massachusetts 01742.
(2)	Includes 17,500 shares issuable upon the exercise of stock options.
(3)	Includes 18,060 shares issuable upon the exercise of stock options. Includes 297,959 shares held jointly by Mr. Guild and his wife.
(4)	Includes 22,500 shares issuable upon the exercise of stock options.
(5)	Includes 14,200 shares issuable upon the exercise of stock options.
(6)	Includes an aggregate 72,260 shares issuable upon the exercise of stock options.

Change in Control

The Company knows of no arrangements (including any pledge by any person of securities of TCC) that may result or have resulted in a change in control of the Company.

ADDITIONAL INFORMATION

Other Matters

The Board of Directors of the Company is not aware of any matter, other than those described above, that may come before the Meeting. However, if any other matters are properly presented to the Meeting for action, it is intended that the persons named in the enclosed proxy card will vote on such matters in accordance with their best judgment.

Stockholder Proposals for 2014 Annual Meeting

Proposals of stockholders for inclusion in the Proxy Statement and form of proxy, including director nominees, for the Company’s 2014 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than September 13, 2013, and must comply with the applicable requirements of federal securities laws and the Company’s nomination procedures as discussed herein. Stockholder proposals received outside this process will be considered untimely if the Company is not provided written notice thereof at least 45 days prior to the first anniversary of the date of mailing of this year’s proxy materials, as set forth on the first page of this Proxy Statement, or November 27, 2013. In order to curtail controversy as to the date on which the Company received a proposal, it is suggested that proponents submit their proposals by certified mail, return receipt requested.

Expenses and Solicitations

The cost of the solicitation of proxies will be borne by the Company. Proxies will be solicited principally through the mail. Further solicitation of proxies from some stockholders may be personally made by directors, officers and regular employees of the Company, by telephone, facsimile or special letter. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid for any such further solicitation by such individuals.

In addition, the Company may request banks, brokers, custodians, nominees, and fiduciaries to forward copies of the Company’s proxy materials to those persons for whom they hold shares to request instructions for voting the proxies. The Company will reimburse any such persons for their reasonable out-of-pocket costs.

Householding

Certain stockholders who share the same address may receive only one copy of this Proxy Statement and the 2012 Annual Report to Stockholders in accordance with a notice delivered from such stockholders’ bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as “householding,” is designed to reduce printing and postage costs. If you own your shares through a bank, broker or other holder of record and wish to either stop or begin householding, you may do so, or you may request a separate copy of this Proxy Statement or the Annual Report, either by contacting your bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or by contacting TCC via telephone at (978) 287-5100 or in writing at Technical Communications Corporation, 100 Domino Drive, Concord, Massachusetts, 01742, Attention: Investor Relations. If you request to begin or stop householding, you should provide your name, the name of your broker, bank or other record holder, and your account information.

Annual Report of Form 10-K

The Company will provide, upon written request and without charge to each stockholder entitled to vote at the Meeting, a copy of the Company’s Annual Report on Form 10-K as filed with the Commission for the fiscal year ended September 29, 2012. A request for copies of such report should be addressed to the Company at 100 Domino Drive, Concord, Massachusetts 01742, Attention: Investor Relations.

14475TECHNICAL COMMUNICATIONS CORPORATIONProxy for Annual Meeting of Stockholders - February 11, 2013THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned hereby appoints CARL H. GUILD, JR., MICHAEL P. MALONE and DAVID A. WHITE,and each of them, proxies of the undersigned, with full powers of substitution to each, with all thepowers the undersigned would possess if personally present, to vote all of the shares ofcommon stock, $0.10 par value, of TECHNICAL COMMUNICATIONS CORPORATION theundersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. localtime on February 11, 2013, and at any adjournments thereof. This proxy, if properly executed, willbe voted in the manner directed herein by the undersigned stockholder and in the discretion of theproxies named herein on any other business which may properly come before said meeting, all inaccordance with and as described in the Notice and accompanying Proxy Statement for saidmeeting, receipt of which is hereby acknowledged. If no direction is made, the proxy will bevoted FOR the election of the nominee named in Proposal 1 and FOR Proposals 2 and 3.Please vote, date and sign on the reverse side, and promptly return in the enclosed envelope.(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

TECHNICAL COMMUNICATIONS CORPORATION

February 11, 2013

<u>NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL</u>:
The Notice of Meeting, proxy statement, proxy card and Annual Report for the 2012 fiscal year are available at www.tccsecure.com/investors

Please complete, sign, date and return your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

10030300000000000000 7 021113

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOMINEE:

☐ FOR THE NOMINEE — Mitchell B. Briskin, Class I Director

☐ WITHHOLD AUTHORITY FOR THE NOMINEE

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

All stockholders are cordially invited to attend the Meeting.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear in this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

ANNUALMEETINGOFSTOCKHOLDERSOFTECHNICALCOMMUNICATIONSCORPORATIONFebruary11,2013

NOTICEOFINTERNE

TAVAILABILITYOFPROXYMATERIAL:TheNoticeofMeeting,proxystatement,proxycardandAnnualReportforthe2012fiscalyeararea

vailableatwww.tccsecure.com/investorsPleasecomplete,sign,dateandreturnyourpro xycardintheenvelopeprovidedassoonaspossible.SignatureofStockholderDate:SignatureofStockholderDate:Note:Pleasesignexact

lyasyournameornamesappearinthisProxy.Whensharesareheldjointly,eachholdermustsign.Whensigningasexecutor,administra

tor,attorney,trusteeorguardian,pleasegivefulltitleassuch.Ifthesigneris acorporation,pleasesignfullcorporatenamebyadulyauthorizedofficer,givingfulltitleassuch.Ifsignerisapartnership,pleasesignin

partnershipnamebyanauthorizedperson.Tochangetheaddressonyouraccount,pleasechecktheboxatrightandindicateyournewad

dressintheaddressspaceabove.Pleasenotethatchangestotheregisterednam e(s)ontheaccountmaynotbesubmittedviathismethod.1.ElectoneClassIDirectortoserveontheBoardofDirectorsforatermofthreeyearse

xpiringatthe2016AnnualMeetingofStockholders.2.AdvisoryvoteonthecompensationoftheCompany’snamedexecutiveofficersasdi

sclosedintheproxystatementforthemeeting.3.RatifytheappointmentofMc GladreyLLPasindependentregisteredpublicaccountingfirmoftheCompanyforthefiscalyearendingSeptember28,2013.4.Considera

ndactuponsuchotherbusinessandmattersasmayproperlycomebeforetheMeetingoranyadjournmentsthereof.TheBoardofDire

ctorsknowsofnoothermatterstobepresentedattheMeeting.Onlystockholdersofrecordof theCompanyatthecloseofbusinessonDecember21,2012areentitledtonoticeofandtovoteattheMeetingoranyadjournment

sthereof.AllstockholdersarecordiallyinvitedtoattendtheMeeting.WhetherornotyouexpecttoattendtheMeeting,pleasecompl ete,sign,dateandreturntheenclosedproxycardintheenvelopeprovidedatyourearliestconven ience.Ifyoureturnyourproxy,youmayneverthelessattendtheMeetingandvoteyoursharesinperson.FORAGAINSTABSTA

INPLEASECOMPLETE,SIGN,DATEANDRETURNPROMPTLYINTHEENCLOSEDENVELOPE.PLEASEMARKYOUR

VOTEINBLUEORBLACKINKASSHOWNHEREx---------------Pleasedetachalongperforatedlineandmailintheenvelopeprovided.------------- ---100303000000000000007021113FORTHENOMINEEOMitchellB.BriskinClassIDirectorWITHHOLDAUTHORITYFO

RTHENOMINEEFORALLEXCEPT(Seeinstructionsbelow)INSTRUCTIONS:Towithholdauthoritytovoteforanyindividualnomi

nee(s),mark“FORALLEXCEPT”andfillinthecirclenexttoeachnomineeyouwishtowithhold,asshownhere:NOMINEE:FORAGAIN STABSTAIN